Exhibit 99.1

NEWS RELEASE	Marshall & Illsley Corporation 770 North Water Street/Milwaukee, Wisconsin 53202

For release:	Immediately

For further information:	Mark Furlong, president, M&I Marshall & Ilsley Bank (414) 765-8052

JAMES B. WIGDALE TO RETIRE AS CHAIRMAN OF THE BOARD OF

MARSHALL & ILSLEY CORPORATION EFFECTIVE DECEMBER 31, 2004

CEO Dennis J. Kuester to Succeed Wigdale as Chairman

Milwaukee – October 21, 2004 - Marshall & Ilsley Corporation (M&I) announced today James B. Wigdale will retire as chairman of the board of Marshall & Ilsley Corporation effective December 31, 2004.  M&I’s president and CEO Dennis J. Kuester will succeed Wigdale as chairman of the board effective January 1, 2005.  Wigdale will remain as a member of the board of directors of Marshall & Ilsley Corporation.

“I have had the honor to work with Jim for over 28 years,” said Kuester.  “His contributions throughout his 42-year career at M&I have been integral to M&I’s success.  His knowledge of the banking industry and generous commitment to serving the community have been inspirational to those with whom he worked.”

Wigdale joined Marshall & Ilsley Corporation in 1962.  He became president of M&I Marshall & Ilsley Bank in 1981, chief executive officer of M&I Marshall & Ilsley Bank in 1987, chairman of the board of M&I Marshall & Ilsley Bank in 1989, and chairman of the board and chief executive officer of Marshall & Ilsley Corporation in 1992.  Dennis Kuester assumed the role of chief executive officer of the Corporation in 2002.

During Wigdale’s tenure as chairman, Marshall & Ilsley Corporation’s assets have grown from $7.5 billion in 1992 to $39.0 billion.  In his role as chairman and chief executive officer of the Corporation, Wigdale successfully oversaw the acquisitions of Wisconsin-based Valley Bancorporation (1994), Security Capital Corporation (1997), and Advantage Bancorp (1998); and Minnesota-based National City Bancorporation (2001).

Wigdale serves on the boards of directors for Mason Wells, Inc., Green Bay Packaging, Inc., and Sentry Insurance.  He has also been very active in the community, currently serving as the chairman, board of trustees of the YMCA of Metropolitan Milwaukee, Inc.  His past board involvement includes serving as president of the board of directors of Columbia Health System, Inc; chairman of the board of trustees of Medical College of Wisconsin; and chairman, board of trustees of Boys’ and Girls’ Clubs of Greater Milwaukee.

Marshall & Ilsley Corporation (NYSE: MI) is a diversified financial services corporation headquartered in Milwaukee, Wis., with $39.0 billion in assets. Founded in 1847, M&I Marshall & Ilsley Bank has the largest banking presence in Wisconsin with 197 offices throughout the state. In addition, M&I has 32 locations throughout Arizona; 11 offices in metropolitan Minneapolis/St. Paul, Minn.; and, locations in Duluth, Minn.; Las Vegas, Nev.; and, Naples and Bonita Springs, Fla. M&I’s Southwest Bank affiliate has six offices in the St. Louis area and one office in Belleville, Ill. Metavante Corporation, Marshall & Ilsley Corporation’s wholly owned technology subsidiary, provides virtually all of the technology an organization needs to offer financial services. M&I also provides trust and investment management, equipment leasing, mortgage banking, asset-based lending, financial planning, investments, and insurance services from offices throughout the country and on the Internet (www.mibank.com or www.micorp.com). M&I’s customer-based approach, internal growth, and strategic acquisitions have made M&I a nationally recognized leader in the financial services industry.

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